EXHIBIT 1

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SCHEDULE 13G

JOINT ACQUISITION STATEMENT

PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  November 13, 2025

Sands Capital Scaling Innovation Fund, L.P.

By: Sands Capital Scaling Innovation Fund-GP, L.P., its general partner

By: Sands Capital Scaling Innovation Fund-GP, LLC, its general partner

By: /s/ Jonathan Goodman

Name: Jonathan Goodman
Title: General Counsel
Sands Capital Alternatives, LLC
By: /s/ Jonathan Goodman
Name: Jonathan Goodman Title: General Counsel Sands Capital Management, LLC
By: /s/ Alexandra R. Fulk
Name: Alexandra R. Fulk Title: Chief Compliance Officer, Senior Counsel By: /s/ Frank M. Sands
Name: Frank M. Sands